Exhibit 99.1

Fresh Del Monte Produce Inc. Declares Quarterly Cash Dividend

CORAL GABLES, Fla.—(BUSINESS WIRE)—April 28, 2026 Fresh Del Monte Produce Inc. (NYSE: FDP) today announced that its Board of Directors has approved a quarterly cash dividend of $0.30 per share of outstanding Common Stock. The dividend will be payable in cash on June 11, 2026, to shareholders of record on May 19, 2026.
About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is a leading global producer, marketer, and distributor of high-quality fresh, fresh-cut, and prepared fruit and vegetables, with products sold in more than 90 countries worldwide. The company also operates a growing global platform across fresh, refrigerated, and shelf-stable food categories. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand and other recognized brands, a symbol of quality, innovation, freshness, and reliability for more than 140 years. The company owns global rights to the Del Monte® brand, subject to certain existing licensing arrangements. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the Science Based Targets initiative. The company has been recognized as one of America’s Most Trusted Companies by Newsweek and named a Humankind 100 Company by Humankind Investments. Fresh Del Monte Produce Inc. is traded on the New York Stock Exchange under the symbol FDP.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend. There can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our Board of Directors after its review of our financial performance and cash needs. Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. Our forward-looking statements, and the risks and uncertainties related thereto, include, but are not limited to, those described under the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s most recently filed periodic reports on Form 10-K and Form 10-Q and in other filings with the SEC.
For information, contact:
Christine Cannella
Vice President Investor Relations
ccannella@freshdelmonte.com

Source: Fresh Del Monte Produce Inc.